Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Alcentra Capital Corporation:

We consent to the use of our audit report dated March 9, 2016 with respect to the consolidated statements of assets and liabilities, including the consolidated schedules of investments of Alcentra Capital Corporation and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2015 and for the period from May 8, 2014 (commencement of operations) through December 31, 2014 and the statements of operations, changes in net assets and cash flows of BNY Mellon-Alcentra Mezzanine III, L.P. for the period from January 1, 2014 through May 7, 2014, and related notes to the consolidated financial statements and to the reference to our firm under the headings "Selected Financial and Other Data" and "Independent Registered Public Accounting Firm" in the Registration Statement 333-213193 dated November 2, 2016.

New York, New York

November 2, 2016